EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                                                                       MARCH 7, 2011

TANDY LEATHER FACTORY REPORTS 41 CENTS EPS FOR 2010, UP 32% OVER 2009
PROVIDES SALES AND EARNINGS GUIDANCE FOR 2011

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the fourth quarter and year ended December 31, 2010.  A conference call will be conducted by Jon Thompson, CEO, Shannon Greene, CFO, and Mark Angus, Senior Vice President, at 2:00 p.m. Eastern Time today.  Dial-in details have been provided previously.

Consolidated net income for the quarter was $1.6 million compared to consolidated net income of $1.3 million for the fourth quarter of 2009.  Fully diluted earnings per share for the quarter were $0.15, compared to $0.13 for the same quarter of the previous year.  Total sales for the quarter ended December 31, 2010 increased 11% to $17.3 million from $15.6 million for the fourth quarter of 2009.  Consolidated sales for the year ended December 31, 2010 were $59.9 million, up 10% from 2009 sales of $54.5 million.  Consolidated net income for 2010 was $4.2 million or $0.41 per fully-diluted share versus $3.3 million or $0.31 per fully-diluted share for 2009.

Sales in the Retail Leathercraft division for the fourth quarter of 2010 increased $1.4 million over the previous year's fourth quarter, representing a 16% improvement.  Same stores sales increased 15% over the fourth quarter of 2009.  Seventy-six Tandy Leather retail stores comprised Retail Leathercraft’s operations on December 31, 2010, compared to seventy-five retail stores a year earlier.  For the year, Retail Leathercraft’s sales increased $4.2 million, or 15%, over 2009. Same store sales for the year increased 13% compared to 2009.

Fourth quarter sales for the Wholesale Leathercraft division increased $240,000 over the same quarter of 2009, a 3% improvement.  Same store sales increased 7% while national account sales were down 13% for the quarter.  Twenty-nine Leather Factory wholesale stores comprised Wholesale Leathercraft’s operations on December 31, 2010, compared to 30 wholesale stores a year earlier.  One wholesale store operating as Mid-Continent Leather Sales was closed in the fourth quarter.  For the year, Wholesale Leathercraft’s sales were up $813,000 million, or 3%.  2010 same store sales increased 6% while sales to national accounts were down 8%.

International Leathercraft’s fourth quarter sales increased $134,000 over the same quarter of 2009, a 37% improvement.  For the year, International Leathercraft’s sales increased 30% to $1.7 million from $1.3 million in 2009.  The International Leathercraft division consists of one store located in the UK which opened in February 2008.

Consolidated gross profit margin for the fourth quarter was 59.9%, a decline from 61.8% for the fourth quarter of 2009.  For 2010, consolidated gross profit margin was 60.5%, improving from the previous year's gross profit margin of 59.9%.  Consolidated operating expenses for the fourth quarter of 2010 were 45.0% of sales, increasing $240,000 or 3.2% over the same quarter of 2009.  Operating expenses totaled 49.5% of sales for 2010, increasing $2.1 million, or 7.6% over 2009.

Jon Thompson, Chief Executive Officer, commented, "Our definition of a successful year is when our sales, gross profit margin, and operating margin are higher than the year before.  2010 was one of those years and we plan to build on that momentum as we begin the new year.  In 2011, we plan to announce several international store openings, as well as improve the locations and performance of our existing store base in the US.  We recognize the opportunities for additional stores domestically but are committed to strengthening the stores in our existing markets while the domestic economy remains somewhat shaky.”

Shannon Greene, Chief Financial Officer and Treasurer, added, “Like last year, our goal for 2010 was to increase sales and earnings over the prior year and we met that goal. We paid a one-time dividend during the year, which we believe was the best use of our cash.  Expense control will continue to be a priority, in order to maximize earnings.”

Financial Outlook:

The following statements are based on TLF's current expectations as of March 3, 2011.  These statements are forward-looking statements and should be read in conjunction with the cautionary information about these statements that appears below.

The Company expects to open 3-4 stores in 2011:  2-3 internationally and 1 domestically.  Estimates consolidated net sales for 2011 will be in the range of $63 to $65 million.  EPS for 2011 are expected to be in the range of $0.44 to $0.46.  Average shares outstanding, both basic and diluted, in 2011 are estimated to be approximately 10.2 million.  The Company assumes an effective tax rate for the year between 35% and 37%.

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 76 Tandy Leather retail stores, located in 36 states and 6 Canadian provinces, and one combination wholesale/retail store located in the United Kingdom.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data:

	Quarter Ended 12/31/10		Quarter Ended 12/31/09
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$7,059,163	$1,022,344	$6,819,116	$789,573
Retail Leathercraft	9,756,022	1,403,923	8,405,937	1,231,572
International Leathercraft	498,131	152,808	364,489	54,988
Total Operations	$17,313,316	$2,579,075	$15,589,542	$2,076,133

	Year Ended 12/31/10		Year Ended 12/31/09
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$25,908,177	$2,690,061	$25,095,392	$2,017,915
Retail Leathercraft	32,291,442	3,614,856	28,079,863	2,900,701
International Leathercraft	1,693,251	330,694	1,307,484	176,485
Total Operations	$59,892,870	$6,635,611	$54,482,739	$5,095,101

Wholesale Leathercraft	Quarter Ended 12/31/10		Quarter Ended 12/31/09
	# of stores	Sales	# of stores	Sales
Same store sales	29	$6,482,888	29	$6,056,595
Closed store	1	2,074	1	98,774
National account group		574,201		663,747
Total Sales – Wholesale Leathercraft	30	$7,059,163	30	$6,819,116

Wholesale Leathercraft	Year Ended 12/31/10		Year Ended 12/31/09
	# of stores	Sales	# of stores	Sales
Same store sales	29	$22,753,444	29	$21,524,529
Closed store	1	276,236	1	429,311
National account group		2,878,497		3,141,552
Total Sales – Wholesale Leathercraft	30	$25,908,177	30	$25,095,392

Retail Leathercraft	Quarter Ended 12/31/10		Quarter Ended 12/31/09
	# of stores	Sales	# of stores	Sales
Same store sales	75	$9,670,493	75	$8,405,937
New store sales	1	85,529	-	-
Total Sales – Retail Leathercraft	76	$9,756,022	75	$8,405,937

Retail Leathercraft	Year Ended 12/31/10		Year Ended 12/31/09
	# of stores	Sales	# of stores	Sales
Same store sales	74	$31,838,588	74	$27,964,358
New store sales	2	452,854	1	115,505
Total Sales – Retail Leathercraft	76	$32,291,442	75	$28,079,863

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

	Three Months		Twelve Months
	2010 (unaudited)	2009	2010 (unaudited)	2009
NET SALES	$17,313,317	$15,589,542	$59,892,870	$54,482,739

COST OF SALES	6,936,547	5,955,804	23,642,013	21,873,365

Gross Profit	10,376,770	9,633,738	36,250,857	32,609,374

OPERATING EXPENSES	7,797,694	7,507,605	29,615,246	27,514,273

INCOME FROM OPERATIONS	2,579,076	2,126,133	6,635,611	5,095,101

Interest expense	66,621	68,481	265,405	297,864
Other, net	55,555	11,707	(105,540)	(164,165)
Total other expense	122,176	80,188	159,865	133,699

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,456,900	2,045,945	6,475,746	4,961,402

PROVISION FOR INCOME TAXES	899,742	745,100	2,317,255	1,700,259

NET INCOME FROM OPERATIONS	$1,557,158	$1,300,845	$4,158,491	$3,261,143

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	(29)	5,080	1,766	56,914

NET INCOME	$1,557,129	$1,305,925	$4,160,257	$3,318,057

NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
Basic	$0.15	$0.13	$0.41	$0.31
Diluted	$0.15	$0.13	$0.41	$0.31

NET INCOME PER COMMON SHARE:
Basic	$0.15	$0.13	$0.41	$0.32
Diluted	$0.15	$0.13	$0.41	$0.31

Weighted Average Number of Shares Outstanding:
Basic	10,247,746	10,160,119	10,208,944	10,471,103
Diluted	10,255,156	10,238,142	10,251,863	10,535,736

TANDY LEATHER FACTORY, INC.
CONSOLIDATED BALANCE SHEETS

	12/31/10 (unaudited)	12/31/09
CURRENT ASSETS:
Cash	$4,293,746	$7,891,962
Short-term investments, including certificates of deposit	1,621,593	5,017,000
Accounts receivable-trade, net of allowance for doubtful accounts
of $147,000 and $136,000 in 2010 and 2009, respectively	1,253,639	1,202,811
Inventory	20,236,028	16,865,826
Deferred income taxes	307,509	271,481
Other current assets	1,056,201	791,884
Total current assets	28,768,716	32,040,964

PROPERTY AND EQUIPMENT, at cost	14,390,662	15,111,497
Less accumulated depreciation and amortization	(4,106,121)	(5,431,776)
	10,284,541	9,679,721

GOODWILL	990,368	983,823
OTHER INTANGIBLES, net of accumulated amortization of
$495,000 and $418,000 in 2010 and 2009, respectively	232,416	307,802
OTHER assets	319,533	314,921
	$40,595,574	$43,327,231

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$1,247,821	$1,185,032
Accrued expenses and other liabilities	4,893,236	3,988,144
Income taxes payable	554,380	399,536
Current maturities of capital lease obligation	-	-
Current maturities of long-term debt	202,500	202,500
Total current liabilities	6,897,937	5,775,212

DEFERRED INCOME TAXES	628,543	682,364

CAPITAL LEASE OBLIGATION, net of current maturities	-	-
LONG-TERM DEBT, net of current maturities	3,307,500	3,510,000
COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $0.0024 par value; 25,000,000 shares
authorized, 11,150,065 and 11,021,951 shares issued at 2010 and 2009,
10,156,442 and 10,130,628 outstanding at 2010 and 2009, respectively	26,760	26,453
Paid-in capital	5,703,387	5,491,736
Retained earnings	26,429,335	29,959,910
Treasury stock at cost (993,623 shares at 2010; 891,323 shares at 2009)	(2,894,068)	(2,452,649)
Accumulated other comprehensive income	496,180	334,205
Total stockholders' equity	29,761,594	33,359,655
	$40,595,574	$43,327,231

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

	2010 (unaudited)	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,160,257	$3,318,057
Income from discontinued operations	1,766	56,914
	4,158,491	3,261,143
Adjustments to reconcile net income to net cash
provided by operating activities -
Depreciation and amortization	972,409	1,125,009
Loss on disposal or abandonment of assets	49,154	21,540
Impairment of equipment	-	343,543
Non-cash stock-based compensation	41,692	2,540
Deferred income taxes	(90,520)	40,776
Other	150,203	339,305
Net changes in assets and liabilities, net of effect of
business acquisitions:
Accounts receivable-trade, net	(56,736)	(99,994)
Inventory	(3,370,202)	(900,466)
Income taxes	186,940	147,310
Other current assets	(264,317)	(14,334)
Accounts payable-trade	62,788	36,455
Accrued expenses and other liabilities	905,092	810,564
Total adjustments	(1,413,497)	1,852,248
Net cash provided by continuing operating activities	2,744,994	5,113,391
Cash provided from discontinued operating activities	(23,751)	161,070
Net cash provided by operating activities	2,721,243	5,274,461

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,553,339)	(791,565)
Purchases of certificates of deposit	(2,572,593)	(8,671,000)
Proceeds from sales or maturities of certificates of deposit	5,968,000	6,665,000
Proceeds from sale of assets	7,570	2,510
Decrease (increase) in other assets	(4,612)	(1,847)
Net cash provided by continuing investing activities	1,845,026	(2,796,902)
Cash provided from discontinued investing activities	-	-
Net cash used in investing activities	1,845,026	(2,796,902)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable and long-term debt	(202,500)	(202,500)
Payments on capital lease obligations	-	(593,949)
Payment of dividend	(7,690,832)	-
Repurchase of common stock (treasury stock)	(441,419)	(1,624,264)
Proceeds from issuance of common stock and warrants	170,266	24,818
Net cash provided by continuing financing activities	(8,164,485)	(2,395,895)
Cash provided from discontinued financing activities	-	-
Net cash provided by (used in) financing activities	(8,164,485)	(2,395,895)

NET INCREASE IN CASH	(3,598,216)	81,664

CASH, beginning of period	7,891,962	7,810,298

CASH, end of period	$4,293,746	$7,891,962

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$265,405	$297,864
Income tax paid during the period, net of (refunds)	2,208,819	1,622,273